CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

EVENT DATE/TIME: MARCH 13, 2019 / 12:30PM GMT

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

CORPORATE PARTICIPANTS

Douglas J. McCrosson CPI Aerostructures, Inc. - President, CEO & Director

Sanjay M. Hurry LHA Investor Relations - VP

Vincent Palazzolo CPI Aerostructures, Inc. - CFO & Secretary

CONFERENCE CALL PARTICIPANTS

Kenneth George Herbert Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

PRESENTATION

Operator

Good morning, and welcome to the CPI Aerostructures' Fourth Quarter and Full Year 2018 Earnings Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Sanjay Hurry. Please go ahead.

Sanjay M. Hurry - LHA Investor Relations - VP

Thank you, Andrea. Good morning, everyone, and welcome to CPI Aerostructures' 2018 fourth quarter and full year financial results conference call. A copy of the company's earnings press release that was issued earlier this morning and the accompanying PowerPoint presentation to this call are available for download on the Investor Relations section of the CPI Aero website. On the call today are Douglas McCrosson, President and Chief Executive Officer; and Vincent Palazzolo, Chief Financial Officer. After their prepared remarks, management will hold a question-and-answer session.

As a reminder, this conference call will contain forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results. Included in these risks are the government's ability to terminate their contracts with the company at any time, the government's ability to reduce or modify its contracts if its requirements or budgetary constraints change, the government's right to suspend or bar the company from doing business with them as well as competition in the bidding process for both government and subcontracting contracts. Subcontracting customers also have the ability to terminate their contracts with the company if it fails to meet the requirements of those contracts or if their customer reduces or modifies its contracts due to budgetary constraints. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call. Additional information concerning these and other risks can be found in the company's filings with the SEC.

Before turning the call over to management, please note that there are available follow-ups with institutional investors following the conclusion of this call. Please contact my office via contact details listed in today's press release to schedule a follow-up.

With that said, I'd like to turn the call over to Douglas McCrosson, President and Chief Executive officer. Good morning, Doug.

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

Good morning, Sanjay, and thank you all for joining us on our 2018 fourth quarter and full year conference call. I will begin by providing an overview of recent developments, including the closing of our acquisition of Welding Metallurgy or WMI in December. Vince Palazzolo, our CFO will then review our financial results in detail and outline our financial guidance for 2019. I will then conclude the call with commentary on the business drivers and the view into our bid pipeline in 2019 and beyond. I'll then open the call to your questions.

2

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

To begin, we have completed a very important year for CPI Aerostructures, one that lays the foundation for our future growth through organic and inorganic initiatives designed to strengthen and expand our core capabilities. In 2018, new multiyear program wins, contract extensions and program acquisitions added more than 17% to an already large backlog and drove record levels of consolidated and defense backlog by year-end. We submitted a number of proposals across the entire spectrum of our capabilities that added both near and long-term opportunities to an already robust bid pipeline. And perhaps most significantly, we closed our first acquisition in almost 2 decades.

During the fourth quarter, we saw new orders from several prominent and well-funded defense programs that, when combined with awards momentum in our third quarter, resulted in a very strong second half of 2018 from a new booking's perspective that resulted in a book-to-bill ratio of greater than 1.1 that is our highest in years.

Let me briefly recap several key highlights for the year that are listed on Slide 4. First is the acquisition of WMI. In recent years, CPI Aero has solidified its reputation as a preferred supply-chain partner for the aerospace and defense industry. This acquisition bolsters our well-earned reputation given the natural synergies between the 2 companies and the expanded capabilities that WMI brings to CPI Aero. We expect that business management and manufacturing processes performed at CPI Aero will be applied to WMI to yield further synergies and allow us to more fully capitalize on macro trends underlying defense spending in both the U.S. and international markets. Admittedly, the closing of the transaction took longer than expected, and Vince will elaborate on the financial implications of this to our full year 2018 results in his remarks, but we think it was well worth the wait.

WMI entered 2018 with a backlog of $7.6 million. By the end of 2018, this backlog had grown to $16.9 million. Last month, we announced that WMI had already secured orders totaling $2.8 million year-to-date. Included in this figure is a $700,000 order for an electronic assembly on a platform we are very familiar with, the A-10. Last week, we filed the audited financial results for WMI for 2017 and unaudited results for the first 9 months of 2018.

Revenue was $13.1 million for 2017 and $11.4 million through September 30, 2018. And we're optimistic that WMI will be a strong contributor to CPI Aero's topline growth in 2019.

Second, we closed an equity offering that funded our acquisition of WMI, strengthened our balance sheet and provides us with the growth capital.

Third, growth in product sales outpaced revenue growth for second consecutive year. Compound annual growth rate of our reported revenue was 1.5% for the 2016 to 2018 period. However, over the same period, compounded annual growth rate for product deliveries was approximately 7%. As a reminder, for the majority of contracts, CPI Aero recognizes revenue as work is performed. For the balance of contracts, revenue is recognized as the product is delivered. Going forward, we will expand our quarterly disclosure to include product sales to give you a different perspective on our growth and better insight into our ability to generate cash.

Fourth, we ended the year with all-time highs for both total backlog and defense program backlogs, as illustrated on the next slide. Consolidated backlog at year-end stood at a record $457.4 million. Likewise, defense program backlog is also a record at $386.4 million or roughly 84% of the total. Funded backlog at December 31, 2018 is $94.5 million and is inclusive of WMI's backlog of $16.9 million.

Notable recent additions to defense backlog in the latter half of 2018, refers a multiyear contract from Lockheed Martin for F-16V structural assemblies, positions as the world's foremost combat-proven 4th generation multi-role fighter aircraft that has sold exclusively to international markets. We believe that it will sell well given the international demand for this type of aircraft. In the best case scenario, this contract could be valued in the tens of millions of dollars in orders to us. We anticipated initial multimillion dollar purchase order under this contract within the next several weeks.

Two, a multiyear contract potentially worth up to $47.5 million for wing kits on the E-2D Advanced Hawkeye. We recently announced, we received the first order not to exceed $8.1 million. We have produced outer wing-panel kits for the E-2D since 2008 and are very pleased to extend our work on this platform for an additional 6 years.

3

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

Three, we secured our first missile program, the details to which we are unable to disclose. This is a very exciting win for us as we have added a brand-new customer and a product line and have established the presence in a very large and growing segment of the defense market.

Slide 6 illustrates the many successes of our defense market strategy. To take away from this slide is that we saw a healthy mix of new programs and program extensions in the latter half of 2018. Noteworthy program extensions include products we produced for the F-35, the E-2D and Next Generation Jammer.

I'll now turn the call over to Vince Palazzolo, our CFO to review our financial results for the fourth quarter in greater detail. Vince?

Vincent Palazzolo - CPI Aerostructures, Inc. - CFO & Secretary

Thank you, Doug. First, I want to remind you that effective January 1, 2018, we adopted a new revenue recognition standard known as ASC Topic 606. Following the adoption of ASC 606, our revenue recognition on all of our current contracts has not changed materially over the life of those contracts. As a further reminder and as a consequence of our adoption of ASC 606, the asset previously called cost and estimated earnings in excess of billings on uncompleted contracts is now under ASC 606, called contract assets, and the liability previously called billings and excess of cost and estimated earnings on uncompleted contracts is now under ASC 606 called contract liabilities.

Starting on Slide 8. I'll begin my review with the fourth quarter results. Revenue increased approximately 11% year-over-year to $26.5 million from

$23.8 million for the fourth quarter of 2017. The increase primarily reflects the beginning of what we expect to be a prolonged period of high activity on the Next Generation Jammer pod program we have with Raytheon. As Doug stated, we will begin to provide product sales as a metric going forward as we believe that this provides additional context to operational performance. In the fourth quarter product sales were $26.6 million, up from $17 million in the same period of 2017, a 56% increase driven largely by the Next Generation Jammer pod program. Gross profit increased to $5.8 million from $5.5 million for the fourth quarter of 2017. Gross margin declined however to 21.8% compared to 23.1% in the prior period due to higher contribution margin of lower margin products.

SG&A increased by approximately $100,000 for the fourth quarter compared to the same period last year, reflecting increases in professional fees and salaries partially offset by lower executive compensation. Pretax income increased to $2.9 million for the fourth quarter compared to $2.8 million in the period last year.

The provision for income taxes for the quarter ended December 31, 2018 was approximately $3.7 million, an effective tax rate over 100%. In February 2019, the company received information that the net operating loss carryback that was utilized in 2014 was under examination and could possibly be disallowed by the IRS. The company has not received a written notice or tax assessment related to the possible disallowance of our net operating loss carryback. If we receive written notice, we have the ability to appeal the disallowance as well as go to tax court to challenge the notice. Although the company has not received any formal documentation or notice of such disallowance in accordance with ASC 740-10 accounting for uncertainty in tax positions, the company has recorded a liability of approximately $3.1 million in the quarter ended December 31, 2018 for this uncertainty.

A liability represents the maximum net tax adjustment for the disallowance of the net operating loss carryforward computed at the pre-2018 tax rates, and the tax savings are recording a net operating loss carryforward calculated at the current rates. The cost of the impact of recognizing the liability of this uncertainty, the company is presenting net income adjusted for certain tax positions, which would -- we believe allows us to compare net income on a more consistent basis.

Net loss for the fourth quarter of 2018 was $807,000 or $0.07 per share on a higher number of shares outstanding following our October 2018 public offering. This compares to the net income of $2.1 million or $0.23 per diluted share in the year ago period. On an adjusted basis, adding back the tax reserves that I previously mentioned, earnings per share was $0.21 for the quarter. You could find a reconciliation of this on the last page of this morning's earnings release.

For the year, revenue increased to $83.9 million compared to $81.3 million in 2017, reflecting higher revenue from our T-38C Pacer program that transitioned from the startup stage to the delivery stage and from our Embraer program that entered regular production -- regular monthly delivery -- sorry, Embraer program that entered a regular monthly delivery schedule offset by lower revenue from the E-2D program that was transitioned to the end of deliveries on the most recent multiyear order. Product sales increase 24% year-over-year to $89.8 million from $72.2 million in 2017. Again, largely due to the increased sales in support of our Next Generation Jammer pod program. Gross profit decreased by approximately $300,000 to $18.3 million compared to $18.6 million in 2017. Gross margin decreased because of more work performed on lower margin commercial programs. Selling, general and administrative expenses increased by approximately $1 million to $9.5 million from $8.4 million in 2017. The increase in SG&A was due primarily to approximately $874,000 of higher professional legal fees predominantly related to the WMI litigation.

4

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

Interest expense increased by approximately $262,000 as compared to the prior year due to the higher average outstanding debt during the year as compared to 2017 as well as slightly higher interest rates.

Pretax income for 2018 was $6.8 million compared to $8.5 million in the prior period. This year, we're -- for the full year, we're having an effective tax rate of approximately 66% that is above our historic effective tax rate of 30% to 32% and much higher than our guidance of between 20% and 22% for the reasons that I previously stated.

Net income for 2018 was $2.3 million or $0.24 per diluted share compared to $5.8 million or $0.65 per diluted share for 2017 on a higher number of shares outstanding following our public offering. On an adjusted basis, adding back the tax reserves that I previously mentioned, earnings per share was $0.57 for the year. As I previously mentioned, the reconciliation of the adjusted earnings can be found on the last page of this morning's press release.

Turning to our balance sheet highlights on Slide 9. Our October public offering raised proceeds of $16.1 million after deducting the underwriting discount and other customary expenses. Of this amount, we acquired $1.2 million to long-term debt and used the balance for the acquisition of WMI, working capital and additional debt repayment. At December 31, 2018, total long-term debt stood at $5.4 million compared to $7 million at December 31, 2017. We had $24 million outstanding on our revolving line of credit at year-end compared to $22.8 million at the end of 2017. And finally, we had $6.1 million of cash at the end of 2018 compared to $1.4 million at the end of 2017. $2 million of the cash on hand at year-end is held in escrow pursuant to the acquisition of WMI.

On Slide 10, we're introducing 2019 financial guidance. For fiscal 2019, we expect revenue in the range of $98 million to $102 million. Pretax income anticipated to be in the range of $11 million to $11.3 million. Our expected effective tax rate is in the range of 20% to 22% as a consequence of the Tax Cuts and Jobs Act.

This concludes my prepared remarks. I will now turn the call to -- over to Doug for additional commentary and for closing remarks. Doug?

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

Thank you, Vince. Entering 2019, the next stage of CPI Aero's growth trajectory is at hand. At a macro level, the DOD is moving to recover from depleted levels of readiness brought about by extended period of sustained conflict and by reduced defense spending due to sequestration. The 2019 government fiscal year budget represents the second consecutive year of stable defense spending, and the industry expect spending to trend favorably in the longer term. Entering 2019, we are well positioned on some of the nation's most prominent defense platforms. The acquisition of WMI, the rate of awards in the second half of 2018 as well as strong "activity" across both CPI and WMI to date in 2019 all support our conviction about the future growth potential for CPI Aero in 2020 and beyond.

On today's call, I want to share with you some insight into our objectives for 2019. Turning to Slide 12. A priority for us is the integration of WMI. Our strategy with WMI is not only about in-sourcing work and increasing content of defense programs on which we already have a presence, but also in growing WMI's opportunities at the component level. As an update on where we are in the integration timeline, we are in the process of closing the WMI facility and consolidating its operations into our facility. This task is virtually complete, and we expect to have this completed by the end of the current quarter. We have already begun to perform certain welding operations from within CPI Aero's facility, and we are also manufacturing electronic assemblies in a newly constructed area of our factory dedicated for this purpose.

Our second objective is to undertake a portfolio optimization exercise to ensure that we are maximizing our return on investment on our per program basis following the recent higher rate of new program awards and as we consolidate WMI's business lines into CPI. Potential to this exercise is an evaluation to determine whether our resources and investments are aligned properly with the programs that we have identified as being core to CPI Aero's long-term success. The concentration of recent new programs drives our third objective, specifically to achieve financial and delivery schedule goals for new program starts. Three of these new programs, the F-16V, the missile program and the E-2D all have aggressive compact schedules with first production delivery scheduled in 2019 that we must meet. It is therefore imperative that we execute both on cost and schedule at the front end of these programs to meet our promises to our customers. These programs are also critical to our ability to grow our business with these customers over the longer term.

5

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

Our fourth objective as supply chain management experts is to continuously seek opportunities to drive down production cost. As industry fundamentals have strengthened, we have observed price escalations from certain segments of our supply chain. We plan to increase our supplier engagement to work together with our suppliers to find ways to lower their cost. We are also evaluating sourcing from international suppliers that could potentially lower material component cost, and we are considering obtaining the appropriate license from the State Department in order to find nondomestic sources for some of the components used in our defense product.

In 2018, we had a very strong bid and proposal revenue and that pace continues into 2019. All the data on Slide 13 is a static as of recent date, you will note that we try and stay truly overall strategy of being either a Tier 1 to the large primes or bid directly to the U.S. Government. Virtually, all bids are as a prime contractor or as a Tier 1 supplier. And we try to maintain a diversity of opportunities across the various segments in which we compete.

Moving to Slide 14. Within our bid pipeline, our several opportunities to stand out. Within Aerostructures, we have submitted proposals on a mix of larger-sized structural assemblies, while mostly in the pursuit of military applications, there are some business jet opportunities as well. The A-10 Wing Replacement Program is one such opportunity that we frequently mention. As I've stated before, we've been producing major subassemblies in support of the original Raytheon program since 2008. We believe we're in great competitive position and have submitted proposals in support of both perspective primes. The Air Force is in the mid-to-late stage of the evaluation process and is expected to announce the winner in the May-to-June timeframe.

In our MRO business, we are working with customer on long-term repair contracts to expand those contracts for another 5 years. Included this is the potential follow-on to our stabilator repair contract with Sikorsky on the Black Hawk helicopter, that could be worth as much as $15 million over the next 5 years.

Within our kitting and supply-chain management segment, we recently submitted a response directed to the U.S. Air Force for kits to sustain the airframe with a T38 trainer as the Air Force awaits its new trainer. We are currently delivering some of the kits required on this opportunity as part of a current U.S. Air Force contract with the same government customer.

We believe that our excellent past performance and familiarity with these kits in this particular aircraft puts us in good competitive position. The Air Force is expected to select a winner during 2019. We have gained an excellent reputation in the industry for our expertise in building complex Aerosystems, namely pod structures, for use in electronic warfare or ISR applications. As we exceed our customer's expectations on the current work, we are seeing a number of opportunities for more new pod proposals from these same customers.

And finally, our WMI subsidiary is also busy adding to our pipeline with potential near-term awards coming from Northrop Grumman, on the E-2D Advanced Hawkeye and from Raytheon sparrow electronic assemblies for the Sea Sparrow missile program.

Turning to Slide 15. Our focus on multiyear defense award gives us excellent long-term revenue visibility. Our defense and commercial programs have the potential to generate over $457.4 million over the remainder of their periods of performance.

So in summary, we've established a platform for growth in 2019 and beyond. We had numerous near and long-term opportunities that we expect to yield new program starts and follow-on awards. We expect to drive further topline and bottom line improvements with growth generated organically, as well as through continued execution on our M&A strategy. We continue to evaluate opportunities as they arise with WMI serving as a template in terms of size and complementary capabilities and especially in opportunities focused on differentiated product lines in core and adjacent markets. I want to thank all the CPI Aeroe's employees and our management team for a very successful 2018, and welcome our newest employees from WMI as we look forward to an even better 2019.

6

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

This concludes my prepared remarks. Andrea, please open the call. Thank you.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from Ken Herbert of Canaccord.

Kenneth George Herbert - Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

Hey, Doug, I just wanted to start off. I mean, it sounds like if I listen to what you say around your 2019 objectives, the F-16V program, the classified missile program in the E-2D in terms of ramp on those is perhaps from an execution standpoint a query of risk. Can you provide anymore detail on maybe some of the next milestones on those programs? Or maybe some of the gates when you expect to deliver some of these first articles under contract? Or how we should think about that through the year as you execute on these programs?

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

So starting with the F-16. The contract was awarded very late last year. We've had the customer in already this year for the program kickoff, and we're in the process now of getting the detailed parts on order for that particular program. I don't want to specifically go into when the delivery requirement is, but it is more accelerated then I would say a typical first production build on a fairly large structural assembly. The missile program, I can't really say anything about other than that I can say that they are expected delivery in the first half of this year, again, which is a very accelerated timeline. We are through the ordering process. All of our materials are on order. The tooling is being assembled, and we're in good shape on that from operational performance. And we're in constant contact either in person or on the phone with our customer on that. The third, which was the -- I guess the E-2D kits?

Kenneth George Herbert - Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

Yes.

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

Again that -- we are on order. We've placed the -- all of the orders for the long-lead items that we've been authorized to procure. The -- that is probably a little bit longer of the time line. It's probably third, fourth quarter where we start our first deliveries on that. We're still finishing up on the original multiyear, what we refer to as multiyear one. So there's really no significant break in production deliveries to Northrop Grumman on that particular kitting program.

Kenneth George Herbert - Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

Okay. That's helpful. And I just want to be clear. In the fourth quarter, 2 questions. Did the fourth quarter include any material revenues from WMI? Or is that really not much in the quarter?

7

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

Vincent Palazzolo - CPI Aerostructures, Inc. - CFO & Secretary

No, that's completely immaterial. The acquisition was closed on December 20. It's only 11 days of activity. I believe that of those 11 days, 4 of them were weekends and 1 was Christmas. So have really nothing going on.

Kenneth George Herbert - Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

Okay, perfect. And then in -- Just Vince, so I am clear. In the fourth quarter, the inflated or I guess, higher tax rate, did that reflect the full $3.1 million you called out as the potential risk around the NOL, such that if you do in fact have to give anything back on that, that wouldn't be -- I mean, that's all fully reserved? Or is there still a piece of that, that may -- or that could potentially impact this year?

Vincent Palazzolo - CPI Aerostructures, Inc. - CFO & Secretary

100% reserved, the tax and any potential interest expense on it.

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

We went all the way.

Kenneth George Herbert - Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

Okay, perfect. That's helpful. And then if I could, on the 2019 outlook, what is the assumption for core growth for CPI, excluding Welding Met, as I look at, sort of, $100 million of revenues at the midpoint?

Vincent Palazzolo - CPI Aerostructures, Inc. - CFO & Secretary

We're expecting I'll say in the 2% to 4% organic CPI core and the balances is WMI.

Kenneth George Herbert - Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

Okay. Do you think that's may be a little bit conservative? Or you think there's perhaps upside to that Doug in terms of the core CPI?

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

I believe it is upside on the core, and -- but it's primarily related to uncertainty and timing on some of the larger bids, particularly A-10 and some things around the -- I'll say, the defense budget cycle. But -- so that could be potentially upside to the organic growth.

Kenneth George Herbert - Canaccord Genuity Limited, Research Division - MD and Senior Aerospace & Defense Analyst

Okay. And if I could just one final question. Obviously, the details of the budget just got released yesterday for the fiscal '20 defense request. And I don't know how much time you've had to go through, but was there anything in the budget Doug, that you saw that you'd highlight as maybe incrementally positive for CPI? Or maybe anything that was a surprise negatively or one way or the other?

8

MARCH 13, 2019 / 12:30PM, CVU - Q4 2018 CPI Aerostructures Inc Earnings Call

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

Well, again as you've mentioned, I really was preparing for this. I haven't totally reviewed it. I've seen some of the headlines, I actually read through your report this morning as well. And I'm happy, I guess, with the F-35. I'm happy with that seems to be bullish on the Black Hawk, which as you know, is a very big program for us. I liked the fact that advance development is being funded particularly in the area of missiles, which now we have our foot in the door there, and we hope that, that can lead to expansion in that particular market. So of the things that I have seen, I'm fairly pleased. But the -- and I was just down with Northrop Grumman and we think that -- I haven't looked specifically. But I think, there's strong funding support for the E-2D as well, which of course, is one of our largest revenue producers. So I think on whole, it has something good for most of our defense product.

Operator

(Operator Instructions) This concludes our question-and-answer session. I would like to turn the conference back over to Doug McCrosson for any closing remarks.

Douglas J. McCrosson - CPI Aerostructures, Inc. - President, CEO & Director

Thank you all for joining us today. We look forward to speaking with you again when we have our first quarter 2019 conference call some time in May. Have a great day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2019, Thomson Reuters. All Rights Reserved.

9